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                                                                    EXHIBIT 99.2




FROM:        BALLY ENTERTAINMENT CORPORATION
             8700 West Bryn Mawr Avenue
             Chicago, IL  60631

             MWW/Strategic Communications, Inc.
             Public Relations - Tel. (201) 507/9500
             Contact:  Michael W. Kempner/Laurie Terry
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                                                       FOR IMMEDIATE RELEASE

BALLY ENTERTAINMENT CORPORATION ANNOUNCES CONVERSION PRICE FOR 8% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE DECEMBER 15, 2000


             Chicago, June 28, 1995 -- Bally Entertainment Corporation (NYSE:BLY) today announced that the 8% Convertible Senior Subordinated Debentures due 2000 being offered by the Company in an exchange offer for its 6% Convertible Subordinated Debentures due 1998 will be convertible at any time prior to maturity (unless previously redeemed) into shares of common stock of the Company, par value $.66 2/3 per share (the "Common Stock") at a conversion price of $13.85 per share. This conversion price per share represents 118% of the average reported closing sales price of the Common Stock on the NYSE during the ten trading days ended on June 27, 1995.
             Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The Company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, and expects to open its riverboat casino in New Orleans, Louisiana, within the next couple of weeks, and plans to reopen its dockside casino at its new location in Mississippi in late summer of 1995.
             Bally, through Bally's Health & Tennis Corporation and its subsidiary, Bally Total Fitness, is also the world's largest commercial operator of fitness centers with approximately 340 facilities in the U.S. and Canada.
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